                       Morris, Nichols, Arsht & Tunnell
                           1201 North Market Street
                                 P.O. Box 1347
                        Wilmington, Delaware 19899-1347

                           Telephone (302) 658-9200
                            Telecopy (302) 658-3989


                                 April 16, 1997



Goldman, Sachs & Co.
4900 Sears Tower
Chicago, IL  60606-6303

          Re:  Goldman Sachs Trust
               -------------------

Ladies and Gentlemen:

          We have acted as special Delaware counsel to Goldman, Sachs & Co. in connection with certain matters relating to the organization of Goldman Sachs Trust, a Delaware business trust (the "Trust"), and the issuance of Shares of beneficial interest in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated January 28, 1997 (the "Governing Instrument").

          In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on January 28, 1997 (the "Certificate"); the Governing Instrument; the Bylaws of the Trust; certain resolutions of the Trustees of the Trust; Post-Effective Amendment No. 33 under the Securities Act of 1933, as amended, to the Registration Statement on Form N-1A (the "Registration Statement") of Goldman Sachs Trust, a Massachusetts business trust, by which the Trust adopted such Registration Statement as filed with the Securities and Exchange Commission on February 28, 1997; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument and
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Goldman Sachs Trust
April 16, 1997
Page 2


applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument and all applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or dissolution of the Trust under Sections 4 or 5 of
Article IX of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Act; and (vi) that each of the documents examined by us is in full force and effect and has not been modified, supplemented or otherwise amended except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement or any other registration or offering material relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

          Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

          1. The Trust is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware.

          2. The Shares, when issued to Shareholders in accor dance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

          3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with
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Goldman Sachs Trust
April 16, 1997
Page 3


respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Notwithstanding the foregoing or the opinion expressed in paragraph 2 above, we note that, pursuant to Section 2 of Article VIII of the Governing Instrument, the Trustees have the power to cause Shareholders, or Shareholders of a particular Series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

          We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to a post-effective amendment to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regula tions of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.


                                Sincerely,

                                MORRIS, NICHOLS, ARSHT & TUNNELL

                                /s/ MORRIS, NICHOLS, ARSHT & TUNNELL